Exhibit 10.3

(English Summary)

Consulting Services Agreement

The Consulting Services Agreement is entered into as of January 1, 2005 between Organic Region Group Limited, a limited company incorporated under the laws of British Virgin Island, which has the expertise in the business of fruit planting and trading (the “Party A”) and Mr. Luo Xiong (the “Party B”), an individual in Guangzhou, China, who is engaged in the fruit plant and trade business.

The Parties agree as follows:

1	Retention and Scope of Service

1.1

Party B agrees to retain the services of Party A, and Party A accepts such appointment to provide services with respect to the current and proposed operations of Party B’s business in the PRC upon the terms and conditions of this Agreement. The services subject to this Agreement shall include, without limitation:

	a)	General Business Operation. Advice and assistance relating to development of technology and provision of consultancy services, particularly as related to travel services.

	b)	Human Resources.

		(i)	Advice and assistance in relation to the staffing of Party B, including assistance in the recruitment, employment and secondment of management personnel, administrative personnel and staff of Party B;

		(ii)	Training of management, staff and administrative personnel;

		(iii)	Assistance in the development of sound payroll administrative controls in Party B;

		(iv)	Advice and assistance in the relocation of management and staff of Party B;

	c)	Research and Development

		(i)	Advice and assistance in relation to research and development of Party B;

		(ii)	Advice and assistance in fruit planting and trading; and

	d)	Others. Such other advice and assistance as may be agreed upon by the Parties.

1.2

Exclusive Services Provider. During the term of this Agreement, Party A will be the exclusive provider of the Services. Party B shall not seek or accept similar services from other providers unless the prior written approval is obtained from Party A.

1.3

Intellectual Properties Related to the Services. Party A shall own all intellectual property rights developed or discovered through research and development, in the course of providing services, or derived from the provision of the Services. Party B may use any intellectual property when concludes a separate agreement with Party A. Party B is authorized to use Party A’s name in normal business.

1.4	Pledge. Party B shall permit and cause Party B’s shareholders to pledge the equity interests of Party B to Party A for securing the Fee that should be paid by Party B pursuant to this Agreement.

2	Payment.

2.1	General.

a)

Party B shall pay to Party A during the term of this Agreement a consulting services fee (the “Consulting Services Fee”), payable in RMB each quarter, equal to all of its revenue for such quarter based on the quarterly financial statements provided under Clause 4.1 below. Such quarterly payment shall be made within 15 days after receipt by Party A of the financial statements referenced above.

b)

Party B will permit Party A, with ten days notice, to conduct periodic audits of books and records of Party B and examine and make copies of and abstracts from the books and records under the Party B’s control.

2.2	Without Party A’s written consent, Party B shall not set off any amount it may claim is owed to it By Party A against any Consulting Services Fee payable to Party A.

2.3	The Consulting Services Fee shall be paid in RMB by telegraphic transfer to account designated by Party A.

2.4

If Party B fails to pay all or any part of the Consulting Services Fee, Party B shall pay the interest in RMB on the amount overdue based on the 3 month lending rate for RMB announced by the Bank of China on the relevant due date.

2.5	All the payments made by Party B shall be made free and clear of and without deduction for or on account of tax, unless otherwise required.

3	Further Terms of Cooperation

All business revenue of Party B shall be directed in full by Party B into a bank account(s) designated by Party A.

4	Undertakings of Party A

4.1

Party B will furnish to Party A: a) preliminary income statements and balance sheets of Party B within 5 days of the end of each calendar month; b) final monthly reports within 10 days after the end of each calendar month; c) quarterly reports within 45 days after each quarterly date; d) annual audited accounts within 6 months of the end of the financial year; e) budgets within 90 days before the first day of each financial year; f) notice of litigation promptly and g) other information as Party A may reasonably request from time to time.

4.2

Party B shall keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the PRC and all requirements of law shall be made of all dealings and transactions in its business and activities. Party B shall permit officers and designated representative of Party A to examine the books of record and account of Party B.

4.3	Party B will do or cause to be done, all thins necessary to preserve and keep in full force and effect its existence and its material rights, franchises and licenses.

4.4	Party B will comply with all applicable laws and restrictions imposed by all governmental bodies, in respect of the conduct of its business arid the ownership of its property.

5	Negative Covenants

Party B agrees, during the term of this Agreement, without the prior written consent of Party A, Party B will not

5.1	issue, purchase or redeem any equity or debt securities of Party B;

5.2	create, incur, assume or suffer to exist any lien upon or with respect to any property or assets of Party B;

5.3

wind up, liquidated or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or purchase or otherwise acquire any party of the property or assets of any person;

5.4	declare or pay any dividends, or return any capital to its shareholders;

5.5	permit the aggregate payments under agreements to rent or lease any real or personal property to exceed US$1 million in any fiscal year;

5.6	contract, create, incur, assume or suffer to exist any indebtedness;

5.7	lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of , or any other interest in, or make any capital contribution to, any other person;

5.8	enter into any transaction or series of related transactions with any affiliate of Party B;

5.9	make any expenditure for fixed or capital assets which exceeds in the aggregate for Party B the amount of commencing in the fiscal year;

5.10

make any voluntary or optional payment or prepayment on or redemption or acquisition for value of any existing indebtedness; or amend or permit the amendment of any provision of any existing indebtedness or of any agreement relating to any of the foregoing; or amend its AOA or business license.

5.11	engage in any business other than those types of business prescribed with the business scope of Party B’s business license, except with Party A’s prior written consent.

6	Term and Termination.

6.1	This Agreement will take effect on the date of execution of this Agreement.

6.2

This Agreement may be terminated for the reasons 1) material breach of contract, bankruptcy, liquidation, dissolution, Party B’s license or approval being terminated; or 2) by election of Party A with or without reason.

6.3	Any Party electing properly to terminate this Agreement shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right.

7	Governing Law and Jurisdiction.

7.1	This Agreement is governed by and construed in accordance with the laws of PRC.

7.2

If the dispute cannot be settled through consultations within 90 days following the date on which the notice for consultation is given, the dispute shall be submitted to arbitration in China under the auspices of China International Economic and Trade Arbitration Commission (“CIETAC”). The Parties shall jointly appoint a qualified interpreter for the arbitration proceedings and shall be responsible for sharing in equal portions the expense incurred by such appointment. There shall be three arbitrators. Unless otherwise provided by the arbitration rules of CIETAC, the arbitration proceeding shall be conducted in English. The arbitration tribunal shall apply the arbitration rules of the CIETAC in effect on the date of the signing of this Agreement.

8	Assignment

          No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party.

Party A: Signature or Chop: Contract Person: Fax: Te;:	Party B: Signature or Chop: Contract Person: Fax: Te;: